CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-155030, 333-153329 and 333-142479) and Form S-8 (No. 333-140780) of China Security & Surveillance Technology, Inc., and subsidiaries of our report dated March 10, 2008, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2007.

/s/ GHP HORWATH, P.C.

Denver, Colorado
December 4, 2008